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                                  EXHIBIT 12.1

                           PETCO ANIMAL SUPPLIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in thousands)

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                                                                Fiscal Year Ended
                                            ---------------------------------------------------------
                                            Jan. 31,     Jan. 30,    Jan. 29,      Feb. 3,    Feb. 2,
                                              1998         1999        2000         2001       2002
                                            --------     --------    --------      -------    -------

Earnings:
     Earnings (loss) before income taxes
       and extraordinary item              $ (18,667)    $(2,815)    $38,588       $(14,101)  $(12,074)
     Equity in loss of unconsolidated
       affiliates                                 --          --       1,254          1,767      3,083
     Add fixed charges (from below)           20,745      26,812      32,137         50,431     70,426
                                           ---------     -------     -------        -------   --------

Adjusted earnings (loss)                       2,078      23,997      71,979         38,097     61,435
                                           =========     =======     =======        =======   ========

Fixed charges:
     Interest on indebtedness                  3,118       6,894       9,799         24,522     41,449
     Interest factor on lease rentals         17,627      19,918      22,338         25,909     28,977
                                           ---------     -------     -------        -------   --------
Total fixed charges                           20,745      26,812      32,137         50,431     70,426
                                           =========     =======     =======        =======   ========
Ratio of earnings to fixed charges                --          --        2.24x            --         --
                                           =========     =======     =======        =======   ========
Deficiency of earnings to cover fixed
     charges                                  18,667       2,815          --         12,334      8,991
                                           =========     =======     =======        =======   ========
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